UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2008 (June 30, 2008)

Theater Xtreme Entertainment Group, Inc.
______________________________________________
(Exact name of Registrant as specified in its charter)

Florida	000-26845	65-0913583
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

250 Corporate Boulevard, Suite E, Newark, DE		19702
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(302) 455-1334

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◘ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◘ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◘ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◘ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2008 the registrant received notification from Kinzer Technology, LLC (“Kinzer”) that Kinzer executed the letter agreement dated June 27, 2008 between the registrant and Kinzer whereby they agreed to amend certain provisions of that certain Debenture, Securities Purchase Agreement and Warrant (the “Debenture Documents”) dated March 6, 2007 in the principal amount of $2.7 million payable to Kinzer.

Among other things, the registrant and Kinzer agreed to the following amendments to the Debenture Documents:

i.	Change the “Maturity Date” to September 30, 2011;
ii.	Create an escrow account whereby the registrant shall deposit certain funds for the benefit of Kinzer upon the occurrence or non-occurrence of certain events;
iii.	Defer the interest payment otherwise due on July 1, 2008 to September 30, 2008, without penalty;
iv.	Provide the registrant with an option to select the form of payment to be made to Kinzer for certain payments as they become due, based upon the occurrence of certain events; and
v.	Amend the exercise price of warrants issued by the registrant to Kinzer upon the occurrence of certain events.

The foregoing is not a complete description of all of the material terms of the letter agreement and it is qualified in its entirety by reference to the letter agreement, which filed as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Departure of Directors or Certain Officers

Effective June 30, 2008 James J. Vincenzo, resigned as the registrant’s chief financial officer; and effective July 1, 2008 Kenneth Warren was released by the registrant as the registrant’s Vice President of Sales.

(c)           Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2008, the registrant’s board of directors appointed Mrs. Theresa Quattrochi Hoffmann to serve as its interim chief financial officer and chief information officer, effective immediately. This position is a part time position. The registrant has not entered into a definitive employment agreement with Mrs. Hoffmann.

Mrs. Hoffmann, also currently serves as the senior corporate controller of Universal Capital Management, Inc., a publicly traded Business Development Company created under the Investment Act of 1940. She is accountable for all of Universal Capital Management’s financial accounting, and heads the staff of portfolio accountants and financial planners. She has held this position since March 2008.  From January 2007 to March 2008 she served as Universal Capital Management’s manager of portfolio accounting and financial planning, and from January 2006 to January 2007 she served as Universal Capital Management’s controller. From August 2005 to December 2005, Mrs. Hoffmann served as a controller at IPI Fundraising, Inc., and from July 2003 to August 2005, she worked as a Senior Accountant at Cetrulo & Morgan Group, PA.

There are no family relationships between Mrs. Hoffman and the Registrant’s other executive officers or directors.

The registrant has not entered into any transactions with Mrs. Hoffman that would require disclosure in accordance with Item 404(a) of Regulation S-B.

Except as otherwise disclosed herein, the registrant has not entered into any material plan, contract or arrangement to which Mrs. Hoffman is a party or in which they participate and in connection with which they would receive compensation or any grant or award.

Item 8.01 Other Events.

The registrant is in the process of marketing the sale of its franchise stores. In the event the registrant obtains acceptable terms for such a sale, the registrant expects to sell all or part of its franchise stores and utilize the sales proceeds towards corporate store growth.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Letter dated June 30, 2008 by and between Theater Xtreme Entertainment Group, Inc. and Kinzer Technology, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Theater Xtreme Entertainment Group, Inc. (Registrant)

July 7, 2008	By:	/s/ Robert Oberosler
	Name:	Robert Oberosler
	Title:	Chief Executive Officer